DIGITAS INC.
33 Arch Street
Boston, MA 02110

PERSONAL AND CONFIDENTIAL

December 7, 2006

Publicis Groupe S.A.
133, avenue des Champs-Elysées
F-75380 Paris
France

Attention:	Maurice Lévy Chairman and Chief Executive Officer

Ladies and Gentlemen:

In connection with our mutual consideration of a possible negotiated transaction between Digitas Inc. (‘‘Digitas’’) and/or its subsidiaries, affiliates or divisions (Digitas and its subsidiaries, affiliates or divisions, collectively, the ‘‘Company’’ or ‘‘we’’) and Publicis Group S.A. (‘‘Publicis’’) and/or its subsidiaries, affiliates or divisions (Publicis and its subsidiaries, affiliates or divisions, collectively, the ‘‘Buyer’’ or ‘‘you’’), you have requested information concerning the Company that is confidential and proprietary and we have requested information concerning Buyer that is confidential and proprietary. As a condition to being furnished such information, each of the Company and Buyer, as applicable, (each a ‘‘Receiving Party’’) agree to treat any information, whether written or oral, concerning the Company or the Buyer, as applicable (each, a ‘‘Disclosing Party’’) (whether prepared by the Disclosing Party, its advisors or otherwise) which is furnished to you by or on behalf of the Disclosing Party (herein collectively referred to as the ‘‘Evaluation Material’’) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. The term ‘‘Evaluation Material’’ includes, without limitation, all notes, analyses, compilations, Excel spread sheets, data, reports, studies, interpretations or other documents furnished to the Receiving Party or its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, commercial lenders, consultants, bankers and financial advisors) (collectively, the ‘‘Representatives’’) or prepared by Disclosing Party or its Representatives to the extent such materials, reflect or are based upon, in whole or in part, the Evaluation Material. For purposes of this letter agreement, the term ‘‘Representatives’’ shall not include any third party partners, stockholders or members or any financial partner and you shall not disclose the Evaluation Material to any such third party partner, stockholder or member or financial partner without first obtaining the written consent of the Company. The term ‘‘Evaluation Material’’ does not include information which (a) is or becomes available to you on a non-confidential basis from a source other than the Disclosing Party or its Representatives; provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal

Maurice Lévy
Publicis Groupe
December 7, 2006

or fiduciary obligation to, the Company that prohibits such disclosure, (b) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement, or (c) has been or is independently developed by you or your Representatives without the use of the Evaluation Material or in violation of the terms of this letter agreement.

Each of the Company and Buyer in their capacity as a Receiving Party and their respective Representatives hereby agree that the Evaluation Material will be (a) used solely for the purpose of evaluating and negotiating a possible transaction between the Company and Buyer and/or their respective affiliates and/or subsidiaries (the ‘‘Possible Transaction’’) and not in any way detrimental to the Company or its shareholders, and (b) kept confidential; provided, however, that the Evaluation Material may be disclosed (i) to the Receiving Party’s or its affiliates’ and/or subsidiaries’ Representatives who need to know such information for the sole purpose of evaluating and negotiating a Possible Transaction, and (ii) as the Disclosing Party may otherwise consent in writing. All such Representatives shall (A) be informed by the Receiving Party of the confidential nature of such information, (B) agree to keep such information strictly confidential, and (C) be advised of the terms of this letter agreement and agree to be bound by terms hereof to the same extent as if they were parties to this letter agreement. The Receiving Party agrees to be responsible for any breaches of any of the provisions of this letter agreement by any of its Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Disclosing Party may have against its Representatives with respect to such breach).

Each of the Company and the Buyer hereby acknowledge that it and its Representatives are aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Without the prior written consent of Digitas or Publicis, as applicable, the other party will not, and will direct its Representatives not to, disclose to any person (including any governmental agency, authority or official or any third party) either the fact that discussions or negotiations are taking place concerning the Possible Transaction or any of the terms, conditions or other facts with respect to the Possible Transaction, including the status thereof or that Evaluation Material has been made available to it.

The foregoing notwithstanding, in the event the Receiving Party or any of its Representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Materials, the Receiving Party or its Representatives, as the case may be, agree to (a) immediately notify Digitas or Publicis, as applicable, of the existence, terms and circumstances surrounding such request, (b) consult with Digitas or Publicis on the advisability of taking legally available steps to resist or narrow such request and (c) assist Digitas or Publicis,

Maurice Lévy
Publicis Groupe
December 7, 2006

as applicable, at its expense, in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that Digitas or Publicis, as applicable, waives compliance with the provisions hereof, (i) the Receiving Party or its Representatives, as the case may be, may disclose to any tribunal only that portion of the Evaluation Materials which the Receiving Party or its Representatives are advised by counsel is legally required to be disclosed, and you or your Representatives shall exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Materials and (ii) the Receiving Party or its Representatives shall not be liable for such disclosure, unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by Receiving Party or its Representatives not permitted by this letter agreement.

Unless otherwise agreed to by Digitas in writing, (a) all communications regarding the Possible Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures, timing and terms of the Possible Transaction, will be submitted or directed to Adam Blackman at Bear, Stearns & Co. Inc. at 212-272-6623 (‘‘Banker’’).

Unless otherwise agreed to by Publicis in writing, (a) all communications regarding the Possible Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures, timing and terms of the Possible Transaction, will be submitted or directed to Jean-Marie Messier at Messier Partners at 212-332-6060 (‘‘Advisor’’).

Each of the Company and Buyer agree that, for a period of one year from the date hereof, neither it nor any of its affiliates and/or subsidiaries (together, ‘‘Affiliates’’) will directly or indirectly, solicit for employment or employ or cause to leave the employ of the other party any individual that is serving at such time as (i) an officer of the Company or the Buyer as applicable, or (ii) any employee of the Company or the Buyer as applicable, with whom you have had contact, or who is specifically identified to it, during its investigation of the Company and its business, in each case without obtaining the prior written consent of the Company; provided that you may make general solicitations for employment not specifically directed at the Company or its employees and employ any person who responds to such solicitations. The foregoing notwithstanding, you agree that, for a period of one year from the date hereof, neither you nor any of your Affiliates will (or assist or encourage others to), directly or indirectly, solicit for employment or employ or cause to leave the employ of the Company any of the persons listed on the Schedule A (to be agreed between Digitas and Publicis and attached subsequently to this letter agreement).

You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that, unless otherwise agreed in writing by Digitas, for a period of one year from the date hereof you and your Affiliates will not (a) propose or announce any intention to propose to the Company or any other person any transaction between you and/or your Affiliates and the Company and/or its security holders or involving any of the Company’s

Maurice Lévy
Publicis Groupe
December 7, 2006

securities or security holders; (b) acquire or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of the Company or any of the Company’s securities, businesses or assets; (c) directly or indirectly, form, join or in any way participate in a third party ‘‘group’’ (or discuss with any third party the potential formation of a group) with respect to any potential acquisition or other strategic transaction involving all or a portion of the assets or securities of the Company; (d) make, or participate in, any ‘‘solicitation’’ of ‘‘proxies’’ to vote or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of the Company, or whether alone or in concert with others, to seek to control, change or influence the management, Board of Directors or policies of Digitas, or nominate any person as a Director of Digitas, or propose any matter to be voted upon by the stockholders of Digitas; (e) request Digitas (or any of its Representatives), directly or indirectly, to amend or waive any provision of this Paragraph (including this sentence); or (f) take any action that might require Digitas to make a public announcement regarding a possible transaction.

Although the Disclosing Party has endeavored to include in the Evaluation Material information which it believes to be relevant for the purpose of the Receiving Party’s investigation, understands that neither the Disclosing Party nor any of its Representatives have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. The Receiving Party agrees that neither the Disclosing Party nor its Representatives shall have any liability to you or any of your Representatives resulting from the use or content of the Evaluation Material, except as specifically agreed upon in an executed definitive agreement between the Company and Buyer.

Upon the Disclosing Party’s written demand, the Receiving Party shall either promptly (a) destroy the Evaluation Material and any copies thereof and deliver confirmation of such destruction to Disclosing Party or (b) return to Disclosing Party all Evaluation Material and any copies thereof. Notwithstanding the foregoing, the Receiving Party and its Representatives may retain one copy of any work product prepared by you or them that contains Evaluation Material to the extent necessary or advisable pursuant to applicable legal or regulatory requirements; provided that the Receiving Party and such Representatives shall continue to be bound by the obligations of confidentiality hereunder.

The Receiving Party acknowledges and agrees that money damages may not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by it or its Representatives and that the Disclosing Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and each party further agrees to waive, and use its best efforts cause its Representatives to waive any requirement for the securing or posting any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity.

Maurice Lévy
Publicis Groupe
December 7, 2006

Each of the Company and Buyer agree that unless and until a definitive agreement between the Company and you with respect to the Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to any transaction by virtue of this or any written or oral expression with respect to any transaction by any of its Representatives except, in the case of this letter agreement, for the matters specifically agreed to herein. For purposes of this letter agreement, the term ‘‘definitive agreement’’ does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral acceptance of an offer or bid by you. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

No failure or delay by the Company or Buyer in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by an officer of the Company or Buyer, as applicable, or other authorized person on its behalf.

The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

This agreement and all obligations provided herein shall terminate on the earliest of (i) one year from the date hereof or (ii) the date of execution of a definitive agreement concerning the Possible Transaction.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Chancery Courts in the State of Delaware and the United States District Court for the District of the State of Delaware for any action, suit or proceeding arising out of or relating to this agreement or the proposed transaction, and agree not to commence any action, suit or proceeding related thereto except in such courts.

Maurice Lévy
Publicis Groupe
December 7, 2006

This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

Very truly yours,
DIGITAS INC.
By:	/s/David Kenny
Name:	David Kenny
Title:	Chairman and CEO

Confirmed and Agreed to:

PUBLICIS GROUPE

By:	/s/ Maurice Lévy
Name:	Maurice Lévy
Title:	Chairman of the Directoire CEO

Date: Dec. 7, 2006